QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.2.2

SECOND AMENDMENT TO THE
REVOLVING CREDIT AGREEMENT

        THIS SECOND AMENDMENT to the REVOLVING CREDIT AGREEMENT, dated as of this 27th day of February, 2004 (the "Second Amendment"), is entered into in connection with and as an amendment to that certain Revolving Credit Agreement, dated as of March 10th, 2003 (the "Credit Agreement"), as amended by that First Amendment to the Revolving Credit Agreement dated as of August 31, 2003, by and between First National Bank of Omaha (the "Bank") and Ballantyne of Omaha, Inc. (the "Borrower"). All capitalized terms used but not otherwise defined herein shall have their respective meanings as prescribed in the Credit Agreement.

        WHEREAS, the Borrower and the Bank desire to amend certain of the covenants as provided in the Credit Agreement; and

        WHEREAS, the Borrower and the Bank are willing to make such amendments on the terms set forth below.

        NOW, THEREFORE, the parties hereby agree that as of the date hereof:

        1.     Section 4.16 of the Credit Agreement is hereby deleted and shall be marked as "4.16 [Reserved]."

        2.     Section 4.17 of the Credit Agreement is hereby amended to read as follows:

          4.17    Acquisitions.    The Borrower shall not, and shall not permit any Subsidiaries to, acquire any stock or any equity interest in, or warrants therefor or securities convertible into the same, or a substantial portion of the assets of, or debentures of, or other investments in another entity without the prior written consent of FNBO, including, without limitation, the acquisition of any treasury stock, which consent shall not be unreasonably withheld; provided, however, that without the consent of FNBO the Borrower and its Subsidiaries shall be permitted to make Permitted Investments; provided further, that without the consent of FNBO the Borrower and its Subsidiaries shall be permitted to acquire any stock or any equity interest in, or warrants therefor or securities convertible into the same, or a substantial portion of the assets of, or debentures of, or other investments in another entity, including any Subsidiary, with an aggregate cumulative purchase price (whether paid in cash, stock or other assets) not to exceed $7,000,000 during the term of the Agreement. Notwithstanding the foregoing, the Borrower shall not be permitted to act as a market maker or to conduct trading activities; and no Subsidiary shall be permitted to conduct trading activities for its own account or to act as a market maker.

        3.     Section 4.18 of the Credit Agreement is hereby amended to read as follows:

          4.18    Subsidiaries.    Except as expressly permitted in Section 4.17 hereof, the Borrower shall not, and shall not permit any Subsidiary to, acquire any Subsidiary without the prior written consent of FNBO, which consent shall not be unreasonably withheld. Upon the creation or acquisition of a Subsidiary by the Borrower, the Borrower shall cause a first security interest in the Borrower's equity interest in such Subsidiary to be perfected in favor of FNBO and the Borrower shall cause such Subsidiary to act as a Guarantor under the Guarantor Documents. Upon the creation or acquisition of a Subsidiary by a Guarantor, such Guarantor shall cause a first security interest in such Guarantor's equity interest in such Subsidiary to be perfected in favor of FNBO and such Guarantor shall cause such Subsidiary to act as a Guarantor under the Guarantor Documents.

        4.     Section 6.1(d) of the Credit Agreement is hereby amended by deleting "4.16" therein.

        5.     The Quarterly Compliance Certificate attached as Exhibit C to the Credit Agreement is hereby amended to read as shown on Attachment A to this Second Amendment.

        6.     This Second Amendment shall not affect any and all amounts and obligations that may be outstanding from the Borrower to the Bank under the Credit Agreement, and all such obligations remain secured by the Collateral.

        7.     This Second Amendment may be executed in several counterparts, and such counterparts together shall constitute one and the same instrument.

        8.     Except as expressly agreed herein, all terms of the Credit Agreement shall remain in full force and effect.

[Signature page follows]

        IN WITNESS WHEREOF, the Borrower and the Bank have caused this Second Amendment to be executed as of the day and year first above written.

BANK:
FIRST NATIONAL BANK OF OMAHA
By:	/s/ JEFF SIMS Name: Jeff Sims Title: Vice President
BORROWER:
BALLANTYNE OF OMAHA, INC.
By:	/s/ BRAD FRENCH Name: Brad French Title: CFO

        NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

INITIALED:   BF
                    Borrower

APPENDIX A

QUARTERLY COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE
BALLANTYNE OF OMAHA, INC.

First National Bank of Omaha

Date

Attn: Jeff Sims
16th & Dodge Streets
Omaha, Nebraska 68197

        I certify that Ballantyne of Omaha, Inc. is in compliance with the requirements set forth in the Revolving Credit Agreement (the "Agreement") dated as of March 10th, 2003, as amended from time to time, between the undersigned (the "Borrower") and First National Bank of Omaha.

        The following calculations are as of                          (statement date) as required by Section 4.1(d) of said Agreement:

        Evaluations:

        EBITDA:

	quarter ending	quarter ending

Consolidated Net Income:

Taxes paid or Accrued:

Interest expenses paid or accrued:

Deducted Amortization and Depreciation:

Plus/Minus any non-reoccurring loss or gain (at FNBO's discretion):

Totals:	(a)	(b)

EBITDA = [(a) + (b)] × 2 =

Section 4.4

• Indebtedness:	At no time will the Borrower and the Guarantor have Indebtedness in excess of two (2) times EBITDA.
• Position:	(1)	Borrower [has/does not have] Indebtedness other than as incurred under this Agreement;
	(2)	Indebtedness =	$

		EBITDA =	$

		2 × EBITDA =	$

Ratio =

The Borrower [is/is not] in compliance with Section 4.4.

Section 4.17

• Acquisitions:	The Borrower and its Subsidiaries shall not make acquisitions as described in Section 4.17 with an aggregate cumulative purchase price (paid in cash, stock or other assets) in excess of $7,000,000 during the term of the Agreement without the prior consent of FNBO.
• Position:	Aggregate cumulative purchase price of acquisitions as of the date hereof = $___________________.

The Borrower [is/is not] in compliance with Section 4.17.

Additional Representations:

  There [have/have not] been any sale(s) of assets which would require prepayment of the Note under Section 4.2.

  There [has/has not] been a Change of Control.

  The Borrower and/or any Guarantor [has/has not] pledged a security interest in any commercial real property as prohibited by Section 4.23.

Name of Borrower: Ballantyne of Omaha, Inc.

Signature:

Title:

QuickLinks

  Exhibit 4.2.2